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For further information:                                            NEWS RELEASE

At NCO Group, Inc.                      At the Financial Relations Board
Michael J. Barrist,                         Joe Calabrese (General)
  Chairman and CEO                          Judith Sylk-Siegel (Media)
Steven L. Winokur,                          Nicole Engel (Analysts)
  EVP, Finance, CFO                         (212) 661-8030
Paul E. Weitzel, Jr.
  EVP, Corp. Development
    and Int'l Services
(215) 793-9300
www.ncogroup.com

For Immediate Release

                NCO GROUP ANNOUNCES PRIVATE PLACEMENT OFFERING OF
                   $125 MILLION CONVERTIBLE SUBORDINATED NOTES


FORT WASHINGTON, PA, March 26, 2001 - NCO Group, Inc. ("NCO") (Nasdaq: NCOG), today announced its intention to offer up to $125 million aggregate principal amount of its Convertible Subordinated Notes due 2006 with an option to issue up to an additional $25 million of Notes, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

The Company expects that the net proceeds of this offering will be used to repay debt under its credit agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

NCO Group, Inc. provides accounts receivable collection services to clients in the financial services, healthcare, retail, commercial, education, telecommunications, utilities and government sectors.

                        --------------------------------

Certain statements in this press release, including, without limitation, statements as to the Company's intention to offer the Notes and the proposed size of the offering, statements as to the Company's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that the Company will not be able to complete the offering at all or for the amount contemplated, the risk that the Company will not be able to complete the offering at all or for the amount contemplated, the risk that the Company will not be able to implement its five-year strategy as and when planned, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 16, 2001 can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Company's filings with the SEC can be obtained, without charge except for exhibits, by written request to Steven L. Winokur, Executive Vice President, Finance/CFO, NCO Group, Inc., 515 Pennsylvania Avenue, Ft. Washington, PA 19034, or can be accessed at the web site maintained by the SEC at http://www.sec.gov.

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         For more information on NCO Group, Inc., via fax at no charge, dial 1-800-pro-info and enter ticker symbol NCOG.